EXHIBIT 99.1

Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports Results for Fourth Quarter and Year-End of 2010.

Newport, Rhode Island, January 28, 2011. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced earnings for the quarter and year ended December 31, 2010.   For the quarter ended December 31, 2010, the Company reported net income of $787,000, or $.24 per share (basic and diluted), compared to net income of $399,000, or $.11 per share (basic and diluted), for the quarter ended December 31, 2009.  For the year ended December 31, 2010, the Company reported net income of $1.8 million, or $.52 per share (basic and diluted), compared to net income of $708,000, or $.18 per share (basic and diluted) for the year ended December 31, 2009.

During the year ended December 31, 2010, the Company’s assets decreased by $9.2 million, or 2.0%, to $449.7 million.  The decrease in assets was concentrated in cash and cash equivalents, which decreased by $10.0 million, or 51.6%, and securities, which decreased by $4.1 million, or 8.1%, offset in part by a $4.6 million, or 1.3%, increase in net loans.   The decrease in securities was attributable to sales of securities available for sale and principal payments of mortgage-backed securities held to maturity, partially offset by purchases of mortgage-backed securities held to maturity.  The $6.2 million, or 4.4%, decrease in Federal Home Loan Bank borrowings, the $896,000, or 0.3%, decrease in deposit balances and the increase in loans contributed to the decrease in cash and cash equivalents.  The loan portfolio growth was primarily concentrated in residential mortgages (an increase of $12.7 million, or 6.0%), partially offset by decreases in construction loans (a decrease of $4.8 million, or 49.2%), home equity loans and lines (a decrease of $2.8 million, or 10.7%) and commercial real estate mortgages (a decrease of $436,000, or 0.4%).

The $896,000, or 0.3%, decrease in deposits was primarily focused in time deposit accounts (a decrease of $9.4 million, or 11.9%), offset by increases in money market accounts (an increase of $4.8 million, or 10.2%), savings accounts (an increase of $2.9 million, or 11.0%) and NOW/Demand accounts (an increase of $759,000, or 0.7%).

Total stockholders’ equity at December 31, 2010 was $49.7 million compared to $51.4 million at December 31, 2009.  The decrease was primarily attributable to stock buybacks under the Company’s stock repurchase plan, partially offset by net income and stock-based compensation credits.

Net interest income increased to $3.9 million for the quarter ended December 31, 2010 from $3.6 million for the quarter ended December 31, 2009, an increase of 7.9%.  Net interest income for the year ended December 31, 2010 was $15.2 million, compared to $13.5 million for the year ended December 31, 2009, an increase of 12.6%.  The increase in net interest income during 2010 was primarily due to a decrease in expense from deposits and borrowings, partially offset by a decrease in the interest earned on loans and securities.  As a result of the continued low interest rate environment in 2010, the cost of interest-bearing liabilities decreased to 2.03% in 2010 from 2.65% in 2009, a decrease of 62 basis points.  The average balance of interest-bearing deposits increased in 2010 from 2009 by $5.4 million, or 2.4%, while the average cost of interest-bearing deposits decreased by 84 basis points, resulting in a $1.8 million decrease in interest expense on such deposits. The average balance of interest-earning assets decreased by $502,000 in 2010, compared to 2009, as the average yield on interest-earning assets decreased by 7 basis points to 5.53% from 5.60%.  The Company’s interest rate spread increased 55 basis points to 3.50% at December 31, 2010 from 2.95% at December 31, 2009.

Non-performing assets totaled $208,000, or 0.05% of total assets, at December 31, 2010, compared to $860,000, or 0.19% of total assets, at December 31, 2009.  Non-performing assets at December 31, 2010 consisted of one $108,000 residential real estate mortgage loan and $100,000 of foreclosed real estate.  Net charge-offs for the quarter ended December 31, 2010 equaled $4,000 and there were no charge-offs for the quarter ended December 31, 2009.  Net charge-offs for the years ended December 31, 2010 and 2009 were $751,000 and $50,000, respectively.  The loan loss provision for the fourth quarter of 2010 was $175,000, compared to $146,000 for the fourth quarter of 2009.  The loan loss provision for the years ended December 31, 2010 and December 31, 2009 was $956,000 and $593,000, respectively.  Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The 2010 provision increased compared to the 2009 provision due to charge-offs and recognition of a deteriorating economy.

Non-interest income for the fourth quarter of 2010 totaled $634,000, an increase of $45,000, or 7.6%, compared to the fourth quarter of 2009.  For the year ended December 31, 2010, non-interest income totaled $2.2 million, an increase of $53,000, or 2.5%, compared to the year ended December 31, 2009.  The increase in non-interest income between the two years is primarily due to a $128,000 increase in fees earned on checking accounts and no impairment charge recorded on the Bank’s mutual fund holdings in 2010, compared to a $76,000 impairment charge recorded in 2009, partially offset by a $121,000 increase in net realized loss on sales of securities available for sale in 2010, compared to 2009.  The loss on sales of securities available for sale in 2010 is due to the sale of the Bank’s entire holdings in one mutual fund, which resulted in a $267,000 realized loss, partially offset by gains on sales of other securities available for sale.

Total non-interest expenses increased to $3.3 million for the quarter ended December 31, 2010 from $3.0 million for the quarter ended December 31, 2009, an increase of 7.7%.  The increase between periods is attributable to an increase in salaries and employee benefits, data processing fees, professional fees, marketing costs and FDIC insurance costs, partially offset by a decrease in occupancy and equipment.  For the year ended December 31, 2010, non-interest expenses totaled $13.7 million, an increase of 1.7%, compared to the year ended December 31, 2009.  The increase between the two years is attributable to an increase in salaries and employee benefits, occupancy and equipment expense, data processing fees, marketing expense and foreclosed real estate, offset by decreases in professional fees, FDIC insurance costs and other general and administrative costs.   The increase in salaries and benefits is primarily due to an increase in retirement and incentive compensation expenses, partially offset by a reduction in the stock-based compensation expense associated with option grants and restricted stock awards.  The accelerated method of expense recognition was adopted at the inception of the equity incentive plan on October 1, 2007, resulting in a higher stock-based compensation expense in 2009 compared to 2010. The increase in occupancy and equipment expense and data processing fees is due to the overall increase in operating and maintenance costs associated with the branches and with an increase in the number of checking accounts in 2010.  The decrease in FDIC insurance is due to the FDIC special assessment of $205,000 incurred in 2009.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

NEWPORT BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31, 2010	December 31, 2009

	(Unaudited) (Dollars in thousands, except per share data)
Cash and due from banks	$8,194	$7,618
Short-term investments	1,181	11,750
Cash and cash equivalents	9,375	19,368

Securities available for sale, at fair value	-	6,249
Securities held to maturity, at amortized cost	47,021	44,898
Federal Home Loan Bank stock, at cost	5,730	5,730
Loans	359,721	354,966
Allowance for loan losses	(3,672)	(3,467)
Loans, net	356,049	351,499
Premises and equipment	14,477	13,393
Accrued interest receivable	1,413	1,478
Net deferred tax asset	2,600	2,538
Bank-owned life insurance	10,705	10,318
Foreclosed real estate	100	-
Prepaid FDIC insurance	1,052	1,472
Other assets	1,163	1,936
Total assets	$449,685	$458,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$261,050	$261,946
Short-term borrowings	3,000	-
Long-term borrowings	132,236	141,468
Accrued expenses and other liabilities	3,696	4,074
Total liabilities	399,982	407,488

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,435	50,504
Retained earnings	18,832	17,032
Unearned compensation (338,030 and 402,975 shares at
December 31, 2010 and December 31, 2009, respectively)	(2,864)	(3,465)
Treasury stock, at cost (1,389,572 and 1,048,172 shares at
December 31, 2010 and December 31, 2009, respectively)	(16,749)	(12,590)
Accumulated other comprehensive loss	-	(139)
Total stockholders’ equity	49,703	51,391
Total liabilities and stockholders’ equity	$449,685	$458,879

NEWPORT BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited) (Dollars in thousands, except per share data)

Interest and dividend income:
Loans	$5,043	$5,070	$20,100	$20,287
Securities	539	645	2,383	2,709
Other interest-earning assets	7	3	23	12
Total interest and dividend income	5,589	5,718	22,506	23,008

Interest expense:
Deposits	542	840	2,520	4,309
Short-term borrowings	2	1	2	9
Long-term borrowings	1,146	1,265	4,832	5,229
Total interest expense	1,690	2,106	7,354	9,547

Net interest income	3,899	3,612	15,152	13,461
Provision for loan losses	175	146	956	593

Net interest income, after provision for loan losses	3,724	3,466	14,196	12,868

Non-interest income (loss):
Customer service fees	471	479	1,868	1,740
Impairment loss on securities available for sale	-	-	-	(76)
Net gain (loss) on sales of securities available for sale	67	-	(121)	10
Bank-owned life insurance	84	97	387	400
Miscellaneous	12	13	49	56
Total non-interest income	634	589	2,183	2,130

Non-interest expenses:
Salaries and employee benefits	1,860	1,725	7,651	7,560
Occupancy and equipment	450	477	1,873	1,798
Data processing	383	354	1,503	1,388
Professional fees	106	58	458	476
Marketing	204	177	959	898
Foreclosed real estate	5	-	64	-
FDIC Insurance	113	95	459	597
Other general and administrative	157	158	720	744
Total non-interest expenses	3,278	3,044	13,687	13,461

Income before income taxes	1,080	1,011	2,692	1,537

Provision for income taxes	293	612	892	829

Net income	$787	$399	$1,800	$708

Weighted-average shares outstanding:
Basic	3,302,114	3,754,952	3,458,212	3,847,009
Diluted	3,302,114	3,754,952	3,458,212	3,847,009

Earnings per share:
Basic	$.24	$.11	$.52	$.18
Diluted	$.24	$.11	$.52	$.18